MONTHLY REPORT - NOVEMBER 2008

                          Providence Select Fund, LP
             The net asset value of a unit as of November 30, 2008
                 was $ 857.70, up 2.1% from $ 839.89 per unit
                             as of October 31, 2008.

                     STATEMENT OF CHANGES IN NET ASSET VALUE

                                               Current Period      Year to Date
Net Asset Value (2,574.789 units)at           $  2,162,542.75      3,334,924.08
   October 31, 2008
Addition of 0.00 units on November 1,                    0.00        265,009.82
   2008
Redemption of 379.870 units on November 30,       (325,814.51)    (1,488,015.84)
   2008
Net Income (Loss)                                   45,924.20       (229,265.62)
                                               ---------------   ---------------
Ending Net Asset Value (2,194.919 units)      $   1,882,652.44     1,882,652.44
   on November 30, 2008                        ===============   ===============
Net Asset Value per Unit at
November 30, 2008                              $        857.70

                        STATEMENT OF INCOME AND EXPENSE
Income:
   Gain (loss) on trading of commodity
      futures:
      Realized gain (loss) on                 $     119,179.40       502,246.64
         closed contracts

      Change in unrealized gain (loss) on open       12,526.67       (48,796.69)
         contracts

   Interest income                                      728.81        37,403.60
                                                ---------------  ---------------
Total: Income                                       132,434.88       490,853.55
Expenses:
   Brokerage commissions                             12,341.55       174,978.65
   Operating expenses                                25,097.76       117,753.26
   Incentive fee                                     27,584.85       185,671.22
   Management fee                                         0.00        46,071.61
   Continuing service fee                            10,040.04        92,517.77
   Organizational & offering expenses                11,446.48       103,126.66
                                                ---------------  ---------------
Total: Expenses                                      86,510.68       720,119.17
                                                ===============  ===============
Net Income (Loss) - November 2008              $     45,924.20      (229,265.62)

                                     To the best of my knowledge and belief,
                                     the information contained herein is
                                     accurate and complete.

                                         /s/ Michael P. Pacult
                                         Michael P. Pacult, President
                                         White Oak Financial Services. Inc.
                                         General Partner
                                         Providence Select Fund. LP